Intrepid Potash Announces First Quarter 2014 Results;
Delivers Strong Potash Sales Volume and Firming Potash Pricing

DENVER; Apr. 30, 2014 - Intrepid Potash Inc. (Intrepid) (NYSE: IPI) today announced financial results and operating highlights for its first quarter ended March 31, 2014.

Financial results for the first quarter of 2014 include:

•	Net loss of $0.4 million, or $0.00 per diluted share, compared with the first quarter 2013 net income of $14.9 million, or $0.20 per diluted share

•	Adjusted net loss[1] of $0.8 million, or $0.01 per diluted share, compared with adjusted net income of $14.9 million, or $0.20 per diluted share, for the first quarter last year

•	Adjusted EBITDA[1] of $17.2 million, compared with $38.0 million for the first quarter of 2013

•	Cash flow from operating activities of $17.3 million, compared with $11.6 million in the comparable quarter of 2013

•	Cash, cash equivalents, and investments totaled $9.8 million at March 31, 2014

“Our first quarter sales volume results underscore why we believe our strategy is the correct one. Through our geographic and logistical advantages, combined with our diversified end markets, we achieved better-than-expected potash sales volumes and a per ton average net realized sales price1 that we believe will be the highest of any North American producer. We also improved our cost structure sequentially for SG&A and for cash operating costs1 for potash on a per ton basis,” said Bob Jornayvaz, Intrepid's co-founder and Executive Chairman of the Board.

1 Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), average net realized sales price per ton, and per ton cash operating costs are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Mr. Jornayvaz continued, “We have created momentum in the first quarter toward fully realizing the benefits of our recent capital investments and our transformation during 2013. The initial commissioning of the HB mill is progressing well and we are very pleased with the quality improvement we are seeing from our North plant. I am confident that as we continue optimizing the assets we have recently placed into service, we will lower operating costs further and unlock efficiencies in our operations. All of this work and effort will result in increased flexibility in our production and marketing, as well as in margin and cash flow generation opportunity.”

First quarter 2014 product highlights include:

Potash

•
Average net realized sales price per ton of $317 ($350 per metric tonne), compared with $417 per ton ($460 per metric tonne) in 2013's first quarter, and $338 per ton ($373 per metric tonne) in the fourth quarter of 2013

•	Cash operating costs of $205 per ton, compared with $174 per ton in the first quarter of 2013, and a sequential 8% improvement from $224 per ton in the fourth quarter of 2013

•	Potash sales volume was 242,000 tons, up from 185,000 tons in the same quarter of 2013

•	Potash production was 220,000 tons, essentially flat compared with the 222,000 tons in the same period a year ago

Intrepid increased potash sales volume 31% from the first quarter of 2013. Customers became more confident in the stability of potash price early in the first quarter, which helped spur buying. Intrepid's ability to have success in this market was a direct result of its warehouse strategy. Intrepid has strengthened its customer-centric approach by adding warehouse positions in the Midwest and by having product already located at dealers' locations, making it possible to meet customers' orders despite the transportation limitations the industry faced from constraints on rail car and power availability.

Intrepid reduced, on a per ton basis, cash operating costs and cost of goods sold for potash sequentially 8% and 5%, respectively, from the fourth quarter of 2013 with improvements in cash operating costs from the East facility and strong Utah sales. The year-over-year cash operating costs per ton increase was driven by the decreased comparative production from the West facility due to lower ore grade and reduced recoveries, and the higher-cost start-up tons from the HB facility. The year-over-year increase in cost of goods sold per ton was driven by the aforementioned items as well as additional depreciation expense from the recent capital investments.

Intrepid expects, on a per ton basis, that its cash operating costs and cost of goods sold will be meaningfully lower in the second half of this year. These improvements in costs will be driven by production from the second, larger harvest at the low-cost HB Solar Solution mine that will commence in the fall; as well as lower per ton cost production from the West facility as the improvement projects are completed this summer.

Langbeinite - Trio®

•
Average net realized sales price per ton for langbeinite, which is marketed as Trio®, in the first quarter was $340 ($375 per metric tonne), compared with $351 per ton ($387 per metric tonne) in 2013's first quarter, and $345 per ton ($380 per metric tonne) in the fourth quarter of 2013

•	Cash operating costs were $216 per ton, compared with $180 per ton in the same quarter of 2013, and a sequential 4% improvement from $225 per ton in the fourth quarter of 2013

•	Trio® sales volume was 36,000 tons, down from 39,000 tons for the same period in the prior year

•	Production was 32,000 tons, compared with 46,000 tons in the first quarter of 2013

Sales volume and pricing for Trio® were down year over year, reflecting the pressures on potash prices. Demand for this specialty fertilizer, particularly the granular and premium products, remains solid, but the export demand for standard product has been significantly less than a year ago.

Trio® production decreased 30% from the same period last year as the operations team continues to modify the mine plan to shift into ore zones with higher grades than those being mined currently. Lower production year over year led to an increase, on a per ton basis, in both cash operating costs and cost of goods sold. A portion of this production decrease is a result of losses attributed to the ongoing work to improve the conversion of standard-sized material into premium-sized product. The team increased pellet production for the second consecutive quarter as they continue to make changes in the process to both increase efficiency and to decrease losses in the pellet plant. Sequentially from the fourth quarter, Intrepid improved cash operating costs per ton by 4% while holding cost of goods sold per ton flat.

The Trio® production outlook, and as a result the per ton cash operating costs and cost of goods sold, for the year have been adjusted to account for the current production loss ratio as work continues to optimize production from this facility.

Capital project update and highlights include:

Intrepid has been investing to build new assets and enhance existing operating assets to increase production and lower costs. The benefits of these investments, which have begun to positively influence financial results, will be more evident in the second half of this year as HB production ramps up according to plan and as the West facility upgrades are completed. Intrepid anticipates making capital investments in 2014 totaling in the range of $40 million to $50 million. Approximately half of this budget is associated with maintenance and sustaining items, while the remainder is allocated to completing the West facility upgrades, the HB Solar Solution mine, and the North Compaction project. First quarter capital investments totaled $16.2 million, including capitalized interest of $0.3 million.

HB Solar Solution mine

Intrepid successfully produced approximately 13,000 tons of potash from the HB Solar Solution mine during first quarter, and expects to produce a total of 50,000 to 100,000 tons of potash from HB this year. The first harvest of potash from the pond system is currently underway with expected activity through spring. The second harvest is anticipated to begin in late August, following the peak evaporation season, and will be larger because of the benefit of longer retention time in the mines combined with full ponds for a complete evaporation season. As the ramp up continues, full annual production rates of 150,000 to 200,000 tons are expected beginning with the 2015/2016 harvest season. During the start-up phase, when there are fewer production tons over which to spread the costs, per ton cash operating costs are elevated compared to the estimated range of $80 to $100 per ton at full production rates.

North Compaction project

The North Compaction project was designed to improve the quality of Intrepid's potash and to create the capacity to granulate all of the production from HB and West. This flexibility provides the sales and marketing team with the ability to pursue the highest margin sales opportunities and extends the reach of its marketing efforts. The new North facility is now processing high-quality tons from production out of both the West and HB facilities.

West facility upgrades

The West facility is being upgraded in order to stabilize and increase recovery. The corresponding production improvements and lower per ton costs are expected to begin being realized during the second half of 2014 when the modifications are finished and fully integrated. The new compactors at North leverage the opportunities to improve recoveries from the West plant as Intrepid can now operate the facility differently and thereby work to improve recoveries.

Market conditions and 2014 outlook:

The February announcements by the major Canadian producers of a $20 per potash ton spring price increase, and the settlement of the China and India contracts by the international suppliers created confidence that drove potash purchasing for the spring application season. Sales activity has been robust through the quarter and Intrepid expects continued demand through the spring providing weather does not disrupt the fertilizer application window. Rail car availability, which remains below expectations, is an additional risk in the second quarter, especially for shipments out of Carlsbad, New Mexico. The challenge comes from the fact that, if fertilizer is not in place for application before the seeding windows, there is a reasonable chance that farmers will reduce or skip application until the fall.

Intrepid’s risk is somewhat mitigated by the diversity of its sales into the industrial and feed markets as well as its ability to utilize trucks to deliver product to customers. In the first quarter, and throughout the spring, Intrepid has been able to sell inventory that it had in place in its field warehouses and placed at distributors' locations through marketing programs. Over the years, Intrepid has expanded its network by adding additional distribution locations as customers attempt to mitigate their concentration of supply-chain risk in response to situations similar to the rail limitations experienced this spring season.

Intrepid's outlook for the first and second half, and full year of 2014 is presented below. This information is Intrepid's best estimate at the current time and will be impacted by actual market conditions, results of operations, and production results.

	First-Half	Second-Half	Full-Year
	2014	2014	2014
Potash
Production (tons)	400,000 - 420,000	435,000 - 455,000	835,000 - 875,000
Sales (tons)	440,000 - 460,000	420,000 - 440,000	860,000 - 900,000
Cash operating costs ($/ton)	$195 - $210	$180 - $195	$185 - $200
Total COGS ($/ton)	$275 - $290	$245 - $260	$260 - $275

Trio®
Production (tons)	65,000 - 75,000	80,000 - 95,000	145,000 - 170,000
Sales (tons)	75,000 - 85,000	75,000 - 85,000	150,000 - 170,000
Cash operating costs ($/ton)	$200 - $215	$175 - $190	$185 - $200
Total COGS ($/ton)	$275 - $295	$245 - $260	$260 - $275

Other
Interest expense	$2.5 - $3.0 million	$3.0 - $3.5 million	$5.5 - $6.5 million
Depreciation, depletion, and accretion	$38 - $40 million	$38 - $42 million	$76 - $82 million
Selling and administrative expense (excludes approximately $1.8 million of restructuring charges in the first quarter)	$13- $15 million	$13 - $15 million	$26 - $30 million
Capital investment	not provided	not provided	$40 - $50 million

Notes

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for May 1, 2014, at 10:00 a.m. ET. The dial in number is 800-319-4610 for U.S. and Canada, and is 631-982-4565 for other countries. A recording of the conference call will be available two hours after the completion of the call at 800-319-6413 for U.S. and Canada, or 631-883-6842 for other countries. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. An audio recording of the conference call will be available at www.intrepidpotash.com through June 2, 2014.

About Intrepid

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash, which is essential for healthy crop development; and Trio®, a specialty fertilizer supplying three key nutrients, potassium, magnesium and sulfate, in an single particle. Intrepid owns six active production facilities across New Mexico and Utah. Intrepid is unique in the U.S. in its utilization of low-cost solar solution mining at three of its facilities, including the newly constructed HB Solar Solution mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encourage to enroll on the Intrepid website, www.intrepidpotash.com, to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•
the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects, including our HB Solar Solution mine, our North compaction plant, our West plant upgrades, and our Moab cavern systems

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•	our ability to obtain any necessary governmental permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines or changes in U.S. or world agricultural production or fertilizer application rates

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•
our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements, or the total amount available to us under our credit facility is reduced, in whole or in part, because of covenant limitations

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2013

In addition, new risks emerge from time to time. It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of April 30, 2014. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2014	2013
Sales	$98,875	$99,257
Less:
Freight costs	9,932	8,097
Warehousing and handling costs	2,812	3,579
Cost of goods sold	78,573	53,773
Lower-of-cost-or-market inventory adjustments	3,566	8
Gross Margin	3,992	33,800

Selling and administrative	6,746	9,492
Accretion of asset retirement obligation	406	375
Restructuring expense	1,827	—
Other operating (income) expense	(2,947)	171
Operating (Loss) Income	(2,040)	23,762

Other (Expense) Income
Interest expense	(1,380)	(213)
Interest income	53	52
Other income	234	16
(Loss) Income Before Income Taxes	(3,133)	23,617

Income Tax Benefit (Expense)	2,778	(8,698)
Net (Loss) Income	$(355)	$14,919

Weighted Average Shares Outstanding:
Basic	75,444,953	75,340,559
Diluted	75,444,953	75,392,527
(Loss) Earnings Per Share:
Basic	$0.00	$0.20
Diluted	$0.00	$0.20

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2014 AND DECEMBER 31, 2013
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$3,234	$394
Short-term investments	6,586	15,214
Accounts receivable:
Trade, net	30,268	20,837
Other receivables	10,773	7,457
Refundable income taxes	13,697	15,722
Inventory, net	93,065	105,011
Prepaid expenses and other current assets	4,549	5,653
Current deferred tax asset	6,987	8,341
Total current assets	169,159	178,629

Property, plant, equipment, and mineral properties, net	823,508	826,569
Long-term parts inventory, net	14,106	12,469
Long-term investments	2	9,505
Other assets, net	4,231	4,252
Non-current deferred tax asset	147,974	143,849
Total Assets	$1,158,980	$1,175,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$19,388	$27,552
Related parties	28	50
Accrued liabilities	21,521	29,845
Accrued employee compensation and benefits	9,557	9,122
Other current liabilities	1,234	2,059
Total current liabilities	51,728	68,628

Long-term debt	150,000	150,000
Asset retirement obligation	20,287	19,959
Other non-current liabilities	2,919	2,715
Total Liabilities	224,934	241,302

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,507,091 and 75,405,410
shares outstanding at March 31, 2014, and December 31, 2013, respectively	76	75
Additional paid-in capital	573,033	572,616
Accumulated other comprehensive income (loss)	2	(10)
Retained earnings	360,935	361,290
Total Stockholders' Equity	934,046	933,971
Total Liabilities and Stockholders' Equity	$1,158,980	$1,175,273

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(In thousands)

	Three Months Ended March 31,
	2014	2013
Cash Flows from Operating Activities:
Reconciliation of net (loss) income to net cash provided by operating activities:
Net (loss) income	$(355)	$14,919
Deferred income taxes	(2,778)	8,381
Items not affecting cash:
Depreciation, depletion, and accretion	19,649	14,141
Stock-based compensation	1,028	1,140
Lower-of-cost-or-market inventory adjustments	3,566	8
Other	223	425
Changes in operating assets and liabilities:
Trade accounts receivable, net	(9,431)	(12,715)
Other receivables, net	(3,316)	(344)
Refundable income taxes	2,025	3
Inventory, net	6,743	(8,781)
Prepaid expenses and other assets	1,005	714
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(335)	(4,295)
Other liabilities	(700)	(1,975)
Net cash provided by operating activities	17,324	11,621

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(31,919)	(61,148)
Proceeds from sale of property, plant, equipment, and mineral properties	—	10
Purchases of investments	(5)	—
Proceeds from sale of investments	18,051	21,586
Net cash used in investing activities	(13,873)	(39,552)

Cash Flows from Financing Activities:
Employee tax withholding paid for restricted stock upon vesting	(611)	(577)
Net cash used in financing activities	(611)	(577)

Net Change in Cash and Cash Equivalents	2,840	(28,508)
Cash and Cash Equivalents, beginning of period	394	33,619
Cash and Cash Equivalents, end of period	$3,234	$5,111

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

	Three Months Ended March 31,
	2014	2013
Production volume (in thousands of tons):
Potash	220	222
Langbeinite	32	46
Sales volume (in thousands of tons):
Potash	242	185
Trio®	36	39

Gross sales (in thousands):
Potash	$84,497	$82,778
Trio®	14,378	16,479
Total	98,875	99,257
Freight costs (in thousands):
Potash	7,661	5,466
Trio®	2,271	2,631
Total	9,932	8,097
Net sales (in thousands)(1):
Potash	76,836	77,312
Trio®	12,107	13,848
Total	$88,943	$91,160

Potash statistics (per ton):
Average net realized sales price(1)	$317	$417
Cash operating costs(1)(2)	205	174
Depreciation and depletion	64	46
Royalties	11	16
Total potash cost of goods sold	$280	$236
Warehousing and handling costs	10	16
Average potash gross margin(1)	$27	$165

Trio® statistics (per ton):
Average net realized sales price(1)	$340	$351
Cash operating costs(1)	216	180
Depreciation and depletion	68	54
Royalties	17	18
Total Trio® cost of goods sold	$301	$252
Warehousing and handling costs	10	14
Average Trio® gross margin(1)	$29	$85

(1) Net sales, average net realized sales price, cash operating costs and average gross margin are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) On a per ton basis, by-product credits were $6 and $10 for the first quarter of 2014, and 2013, respectively. By-product credits were $1.4 million and $1.9 million for the first quarter of 2014, and 2013, respectively. By-product credits are excluded from cash operating costs and GAAP total cost of goods sold.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, net sales, average net realized sales price, cash operating costs, and average potash and Trio® gross margin. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We also refer to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that are calculated as net income or earnings per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, restructuring expenses and reversal of the reserve associated with the employment-related high wage tax credits in New Mexico. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

	Three Months Ended March 31,
	2014	2013
Net (Loss) Income	$(355)	$14,919
Adjustments
Allowance for New Mexico employment credits (1)	(2,563)	—
Restructuring expense	1,827	—
Calculated income tax effect (2)	294	—
Total adjustments	(442)	—
Adjusted Net (Loss) Income	$(797)	$14,919

(1) In the third quarter of 2013, Intrepid received notification that its application for certain New Mexico employment-related high wage tax credits had been denied and established a pre-tax, non-cash reserve of approximately $2.8 million for the credits relating to the denied periods. In March of 2014, Intrepid received notification from the State of New Mexico that the vast majority of the credits will be allowed and therefore has reversed most of the reserve to reflect the expected amount of cash to be received.
(2) Assumes an annual effective tax rate of 40%.

	Three Months Ended March 31,
	2014	2013
Net (Loss) Income Per Diluted Share	$0.00	$0.20
Adjustments
Allowance for New Mexico employment credits	(0.03)	—
Restructuring expense	0.02	—
Calculated income tax effect	—	—
Total adjustments	(0.01)	—
Adjusted Net (Loss) Income Per Diluted Share	$(0.01)	$0.20

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the reversal of the reserve associated with the employment-related high wage tax credits in New Mexico, restructuring expenses, interest expense, income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. We consider adjusted EBITDA to be useful because it reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations. We use adjusted EBITDA to assess operating performance and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended March 31,
	2014	2013
Net (Loss) Income	$(355)	$14,919
Allowance for New Mexico employment credits	(2,563)	—
Restructuring expense	1,827	—
Interest expense, including realized and
unrealized derivative gains and losses	1,380	213
Income tax (benefit) expense	(2,778)	8,698
Depreciation, depletion, and accretion	19,649	14,141
Total adjustments	17,515	23,052
Adjusted Earnings Before Interest, Taxes,
Depreciation, and Amortization	$17,160	$37,971

Net Sales and Average Net Realized Sales Price per Ton

Net sales and average net realized sales price are non-GAAP financial measures. Net sales are calculated as sales less freight costs. Average net realized sales price is calculated as net sales, divided by the number of tons sold in the period. We consider net sales and average net realized sales price to be useful because they remove the effect of transportation and delivery costs on sales and pricing. When we arrange transportation and delivery for a customer, we include in revenue and in freight costs the costs associated with transportation and delivery. However, many of our customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in our revenue and freight costs. We use net sales and average net realized sales price as key performance indicators to analyze sales and price trends. We also use net sales as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended March 31,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$84,497	$14,378	$98,875	$82,778	$16,479	$99,257
Freight costs	7,661	2,271	9,932	5,466	2,631	8,097
Net sales	$76,836	$12,107	$88,943	$77,312	$13,848	$91,160

Divided by:
Tons sold (in thousands)	242	36		185	39
Average net realized sales price per ton	$317	$340		$417	$351

Cash Operating Costs per Ton

Cash operating costs is a non-GAAP financial measure that is calculated as total of cost of goods sold divided by the number of tons sold in the period and then adjusted to exclude per-ton depreciation, depletion, and royalties. Total cost of goods sold is reported net of by-product credits and does not include warehouse and handling costs. We consider cash operating costs to be useful because it represents our core, per-ton costs to produce potash and Trio®. We use cash operating costs as an indicator of performance and operating efficiencies and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended March 31,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$67,859	$10,714	$78,573	$43,823	$9,950	$53,773
Divided by sales volume (in thousands of tons)	242	36		185	39
Cost of goods sold per ton	$280	$301		$236	$252
Less per-ton adjustments
Depreciation and depletion	$64	$68		$46	$54
Royalties	11	17		16	18
Cash operating costs per ton	$205	$216		$174	$180

Average Potash and Trio® Gross Margin per Ton

Average potash and Trio® gross margin are non-GAAP financial measures and calculated by subtracting the sum of total cost of goods sold and warehousing and handling costs from the average net realized sales price. We believe the average gross margin for both potash and Trio® to be useful as they represent the average amount of margin we realize on each ton of potash and Trio® sold. The reconciliations of average potash and Trio® net realized sales price to GAAP sales is set forth separately above under the heading “Net Sales and Average Net Realized Sales Price per Ton.”

	Three Months Ended March 31,
	2014	2013
Potash
Average potash net realized sales price	$317	$417
Less total potash cost of goods sold	280	236
Less potash warehousing and handling costs	10	16
Average potash gross margin per ton	$27	$165

	Three Months Ended March 31,
	2014	2013
Trio®
Average Trio® net realized sales price	$340	$351
Less total Trio® cost of goods sold	301	252
Less Trio® warehousing and handling costs	10	14
Average Trio® gross margin per ton	$29	$85